Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE NEW YORK 10036-6522	FIRM/AFFILIATE OFFICES
BOSTON
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TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com	HOUSTON LOS ANGELES PALO ALTO SAN FRANCISCO
WASHINGTON, D.C. WILMINGTON
October 11, 2012	BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS SÃO PAULO SHANGHAI SINGAPORE SYDNEY TOKYO TORONTO VIENNA

To the Addressees Listed on

Schedule A Attached Hereto

Re:        SMART ABS Series 2012-4US Trust

Ladies and Gentlemen:

You have requested our opinion as to certain United States federal income tax consequences of the issuance of the US$ denominated notes (the “US$ Notes”) by Perpetual Trustee Company Limited, in its capacity as trustee (the “Trustee”) of the SMART ABS Series 2012-4US Trust (the “Series Trust”), pursuant to the terms of the SMART ABS Series 2012-4US Trust US$ Note Trust Deed, dated October 8, 2012, among Macquarie Leasing Pty Limited, a corporation organized under the laws of the Commonwealth of Australia (“Macquarie Leasing”), Macquarie Securities Management Pty Limited, a corporation organized under the laws of the Commonwealth of Australia (the “Manager”), the Trustee and The Bank of New York Mellon, as US$ note trustee (the “US$ Note Trustee”). The Series Trust will be governed by (i) the SMART Trusts Master Trust Deed, dated March 11, 2002 (the “Master Trust Deed”), between the Manager and Permanent Custodians Limited (the rights and obligations of which were assumed by Perpetual Trustee Company Limited pursuant to the Deed of Assumption, dated February 27, 2007, between the Manager and Perpetual Trustee Company Limited), as amended, (ii) the SMART ABS Series 2012-4US Trust Trust Creation Deed, dated September 25, 2012, made by the Trustee, and (iii) the SMART ABS Series 2012-4US Trust Series Supplement, dated October 3, 2012 (the “Series Supplement”), among Macquarie Leasing, the Manager, the Trustee, and Macquarie Bank Limited (“Macquarie Bank”), a corporation organized under the laws of the Commonwealth of Australia. The US$ Notes will be sold to J.P. Morgan Securities LLC (“JPM”), individually and as representative (the “Representative”) of RBS Securities Inc., Macquarie Capital (USA) Inc., and ANZ Securities, Inc. (collectively with JPM, the “Underwriters”) as underwriters of the US$ Notes pursuant to the US$ Underwriting Agreement dated October 4, 2012, among the Underwriters, Macquarie Leasing, the Manager, and the Trustee.

To the Addresses Listed on

Schedule A Attached Hereto

October 11, 2012

In addition to the US$ Notes, the Trustee will issue several classes of notes denominated in Australian dollars (the “A$ Notes”), with respect to which no United States federal income tax opinion has been requested or will be provided.

Specifically, you have asked us for our opinion as to the United States federal income tax characterization of the US$ Notes as debt and as to whether the Series Trust will be classified, for United States federal income tax purposes, as an association or publicly traded partnership taxable as a corporation.

In rendering our opinion, we have examined and relied upon (i) the registration statement on Form S-3 (File No. 333-181822) filed by Macquarie Leasing relating to the US$ Notes on June 1, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Pre-Effective Amendment No. 1 thereto including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on September 28, 2012 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) the prospectus, dated September 28, 2012 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement; (iii) the preliminary prospectus supplement, dated October 4, 2012 (together with the Base Prospectus, the “Preliminary Prospectus”) relating to the offering of the US$ Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; (iv) the prospectus supplement, dated October 4, 2012, (together with the Base Prospectus, the “Prospectus”) relating to the offering of the US$ Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; (v) an executed copy of the Underwriting Agreement; (vi) a conformed copy of the Master Trust Deed; (vii) an executed copy of the Series Supplement; (viii) an executed copy of the SMART Trusts Master Security Trust Deed, dated February 27, 2007, among the Trustee , P.T. Limited, as security trustee, and the Manager, as amended; (ix) an executed copy of the SMART ABS Series 2012-4US Trust General Security Deed, dated September 25, 2012, among the Trustee, P.T. Limited, as security trustee, the US$ Note Trustee, and the Manager; and (x) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, and we have assumed that the parties to such documents will comply with the terms thereof, that such documents are not amended and that such documents are enforceable in accordance with their respective terms. In connection therewith, we note that you have received an opinion dated October 10, 2012 regarding enforceability against the Manager and Macquarie Leasing.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to

To the Addresses Listed on

Schedule A Attached Hereto

October 11, 2012

us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion letter which we did not independently establish or verify, we have relied upon the statements, representations, and certifications of officers and other representatives of Macquarie Leasing and others, including certain calculations performed by Macquarie Leasing and the results thereof stated in an Officer’s Certificate of Macquarie Leasing. Furthermore, in interpreting and complying with the documents in the future, the Trustee, the Manager, the Income Unitholder1 and the Capital Unitholders are entitled to rely on the written advice or opinions of their counsel. We have assumed, for purposes of this opinion, that all such written advice or opinions of counsel are, or will be, correct and complete. In addition, our opinion is premised on the accuracy of the facts set forth in the Prospectus and the facts set forth in the representations referred to in the Prospectus.

In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative rulings, judicial decisions, Treasury Regulations, and such other authorities as we have deemed appropriate. The statutory provisions, Treasury Regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition there can be no assurance that the Internal Revenue Service (the “Service”) will not take positions contrary to those stated in our opinion.

I.	U.S. Federal Income Tax Characterization of the Notes.

The Code does not contain a single defined set of standards for distinguishing between debt and equity. Section 3852 authorizes the Treasury to issue regulations that define whether an interest in a corporation is stock or indebtedness.3 Although Treasury issued proposed Regulations under Section 385, these proposed Regulations were withdrawn before they became effective, leaving only case law to guide taxpayers.

The courts have indicated that each debt-equity case must be decided on its own facts. John Kelley Co. v. Commissioner, 326 U.S. 521 (1946); Georgia-Pacific Corp. v. Commissioner, 63 T.C. 790, 796 (1975). Moreover, because there are so many combinations of

[1]	Capitalized terms used but not otherwise defined in this opinion have the meaning specified in the Prospectus Supplement.

[2]	All section references, unless otherwise specified, are to the Code and Regulations.

[3]

Section 385 lists five factors that may be included in such regulations. The five factors are: (1) whether there is a written unconditional promise to pay on demand or on a specified date a sum certain in money in return for an adequate consideration in money or money's worth and to pay a fixed rate of interest; (2) whether there is subordination to or preference over any indebtedness of the corporation; (3) the ratio of debt to equity of the corporation; (4) whether there is convertibility into the stock of the corporation; and (5) the relationship between holdings of stock in the corporation and holdings of the interest in question.

To the Addresses Listed on

Schedule A Attached Hereto

October 11, 2012

factual circumstances, precedents in these factual cases are generally of little value. Id. The cases do, however, identify various factors for resolving the debt versus equity question. Although various courts identify different factors, the following list of thirteen factors is used by many courts:

(1)	the names given to the certificates evidencing the indebtedness;

(2)	the presence or absence of a fixed maturity date;

(3)	the source of [principal] payments;

(4)	the right to enforce payment of principal and interest;

(5)	participation in management flowing as a result;

(6)	the status of the contribution in relation to regular corporate creditors;

(7)	the intent of the parties;

(8)	“thin” or adequate capitalization;

(9)	identity of interest between creditor and stockholder;

(10)	source of interest payments;

(11)	the ability of the corporation to obtain loans from outside lending institutions;

(12)	the extent to which the advance was used to acquire capital assets; and

(13)	the result of failure of the debtor to repay on the due date or to seek a postponement.

Estate of Mixon v. United States, 464 F.2d 394, 402 (5th Cir. 1972).

These factors are merely aids in answering the ultimate question: whether the investment, analyzed in terms of its economic reality, constitutes risk capital entirely subject to the fortunes of the corporation’s business or whether it exhibits the characteristics of a bona fide loan that is expected, or may be compelled, to be repaid in full.

When applied to the above-described transaction, nearly all of these factors indicate that the US$ Notes are debt for U.S. federal income tax purposes. The US$ Notes are denominated as debt; they have fixed maturity dates, have stated non-contingent interest rates, and provide for the usual creditors’ rights in the event of default. Moreover, the parties intend that the US$ Notes be treated as debt, and there is no identity of interest between the holders of the US$ Notes on the one hand and the holders of the Trust’s stated equity on the other hand. The “source of payments factors” (Factors 3, 10 and 12) are somewhat less clear cut in that the proceeds of the US$ Notes are used to purchase the capital assets of the Trust (the SMART

To the Addresses Listed on

Schedule A Attached Hereto

October 11, 2012

Receivables Pool) and the ability to repay the US$ Notes depends on the performance of those assets. However, the combination of the overcollateralization provided by the excess of the value and expected payment stream of the SMART Receivables over the principal balance of the US$ Notes, the subordination of the A$ Notes unless the Pro Rata Paydown Test is satisfied, and the availability of the Liquidity Reserve Balance to make the Required Payments if the Income Collections for a Monthly Period are insufficient to meet the Required Payments for that Monthly Period, as well as the high degree of likelihood of repayment of the US$ Notes (as indicated by the expected ratings of F1+sf by Fitch Australia Pty Limited (“Fitch”) and P1 (sf) by Moody’s Investors Service, Inc. (“Moody’s”) for the Class A-1 Notes and AAAsf by Fitch and Aaa (sf) by Moody’s for all US$ Notes other than the Class A-1 Notes) indicate that the US$ Notes exhibit the characteristics of bona fide debt that is expected or may be compelled to be repaid in full and that the A$ Notes are reasonably expected to absorb the economic risk associated with the performance of the SMART Receivables.

The foregoing factors support the conclusion that the transaction described in the Prospectus Supplement with respect to the US$ Notes constitutes an issuance of debt. Moreover, the substance of the transaction is consistent with the characterization of the US$ Notes as debt. Accordingly, based on and subject to the foregoing, although there are no authorities involving closely comparable situations, in our opinion the US$ Notes will be treated as indebtedness for United States federal income tax purposes.

II.	U.S. Federal Income Tax Characterization of the Trust.

For United States federal income tax purposes, a foreign “eligible entity” (i.e., an entity formed on or after January 1, 1997 and recognized for United States federal tax purposes, but not classified as a trust pursuant to Treas. Reg. § 301.7701-4 and not explicitly classified as a corporation pursuant to Treas. Reg. § 301.7701-2(b)) is classified, by default, as either (i) an association taxable as a corporation if all of its members all have limited liability,4 (ii) an entity disregarded as separate from its owner (the assets of which are treated as held directly by such owner) if it has a single owner that does not have limited liability, or (iii) a partnership if it has two or more members and at least one of its members does not have limited liability, provided, in each case, that the entity has not elected an alternative classification.5

[4]

A member of a foreign eligible entity has limited liability if the member has no personal liability for the debts of or claims against the entity by reason of being a member (without regard to any contractual arrangements whereby another person agrees to assume or indemnify the member for any such liability). Treas. Reg. § 301.7701-3(b)(2)(ii).

[5]	A foreign eligible entity may elect its United States federal income tax classification without regard to its default classification. Treas. Reg. § 301.7701-3(a).

To the Addresses Listed on

Schedule A Attached Hereto

October 11, 2012

The Series Trust is formed under the laws of the Australian Capital Territory pursuant to the Trust Creation Deed. However, not every legal arrangement is properly classified as an entity for United States federal income tax purposes. For example, the Series Trust is, in many respects, similar to trusts established to hold collateral pledged as security in connection with lending transactions. In such situations, the trust is disregarded and the collateral is treated as held directly by the trust beneficiary. Treas. Reg. § 1.61-13(b); Rev. Rul. 76-265, 1976-2 C.B. 448; see also Rev. Rul. 73-100, 1973-1 C.B. 613 (domestic corporation’s transfer of securities to Canadian security holder to secure liabilities to policyholders in Canada, does not create a trust where discretionary powers retained by corporation); Rev. Rul. 71-119, 1971-1 C.B. 163 (settlement fund administered by “trustee” not a trust). If the Series Trust is properly characterized as a “mere security device,” it will not be classified as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

Even if the Series Trust is treated as something more than a “mere security device,” it is possible that it will not be treated as a trust for United States federal income tax purposes because it is not “simply an arrangement to protect or conserve the assets of the Series Trust for beneficiaries.”6 Furthermore, the Series Trust is not an entity explicitly classified as a corporation pursuant to Treas. Reg. § 301.7701-2(b). Therefore, if the Series Trust is treated as something more than a “mere security device,” but is not treated as a trust for United States federal income tax purposes, the Series Trust will be treated as a foreign “eligible entity” that may elect its classification under United States federal income tax law. Macquarie Leasing has represented that an election will be made to treat the Series Trust as a partnership as of the Closing Date for United States federal income tax purposes.7

Section 77048 provides that, subject to certain exceptions, a partnership the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof) will be treated as corporations for U.S.

[6]

Treas. Reg. § 301.7701-4(b). If the Series Trust were classified as a trust for United States federal income tax purposes, it would likely be treated as a “grantor trust.” The owners of a grantor trust are treated, for United federal income tax purposes, as the owners of the assets of the grantor trust. We assume for purposes of this opinion that the Series Trust is not classified as a trust for United States federal income tax purposes.

[7]

An eligible entity with at least two members can elect to be classified as either an association (and thus a corporation under Treas. Regs. § 301.7701-2(b)(2)) or a partnership, and an eligible entity with a single owner can elect to be classified as an association or to be disregarded as an entity separate from its owner. Treas. Regs. 301-7701(a). As of the Closing Date, the Series Trust will have outstanding the Income Unit and the Capital Units which entitle the holders thereof to any residual amounts not required to be paid as Series Trust fees, expenses or indemnities or payments on the US$ Notes or the A$ Notes. Although the United States federal income tax characterization of such Units is not entirely certain, for purposes of this opinion we assume that they will be treated as equity interests in the Series Trust. In addition, on the Closing Date, the Series Trust will issue several classes of notes denominated in Australian dollars with respect to which no opinion regarding their United States federal income tax characterization will be delivered and which, for purposes of this opinion, we assume could be characterized as equity interests in the Series Trust for United States federal income tax purposes.

[8]	Unless otherwise indicated, all “Section” references herein are to the Code.

To the Addresses Listed on

Schedule A Attached Hereto

October 11, 2012

federal income tax purposes. Section 7704(c), however, excepts certain publicly traded partnerships (“PTPs”) from treatment as corporations for United States federal income tax purposes if they have sufficient essentially passive income. Specifically, Section 7704(c) provides that a PTP shall not be treated as a corporation for United States federal income tax purposes if 90 percent or more of its gross income consists of “qualifying income.” Qualifying income is defined by Section 7704(d) to include interest and any gain from the sale or disposition of a capital asset. The Series Trust’s sole source of income will be interest received on the SMART Receivables and amounts received under any interest rate or currency swap.

We note that Section 7704(d)(2) disqualifies from the category of otherwise “qualifying income” interest that is derived in the conduct of a “financial or insurance business.” In our view, because the Trustee, the Manager, and the Servicer cannot acquire additional assets and cannot manage the assets of the Series Trust in any ordinary sense, and in particular, cannot sell the SMART Receivables other than charged off SMART Receivables (except in the event of an Event of Default or dissolution of the Series Trust) and ineligible SMART Receivables or servicer-impaired SMART Receivables or servicer-modified SMART Receivables repurchased by Macquarie Leasing, the Series Trust should not be found to be carrying on a financial business. However, the Service has not provided guidance on what constitutes a financial or insurance business. Consequently, our conclusion is based on our interpretation of the statutory language of Section 7704 and not on authorities construing the statute. Based on the foregoing, we believe that, because the Series Trust should not be found to be engaged in a financial business, the interest received on the SMART Receivables and amounts payable to the Series Trust under the Fixed Rate Swaps and the Currency Swaps will constitute qualifying income.

As a result, the Series Trust would qualify for the Section 7704(c) exception to the PTP rules and would not be taxable as a corporation thereunder. In such a case, in our opinion, the Series Trust will not be classified as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

III.	Registration Statement and Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations contained herein or in the Registration Statement, although the information set forth in the Prospectus under the captions “Summary—U.S. Tax Considerations” and “United States Federal Income Tax Matters” (together, the “U.S. Tax Law Sections”) does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership or disposition of the US$ Notes, we are of the opinion that the U.S. Tax Law Sections constitute an accurate summary (as of the date of the Prospectus) of the U.S. federal income tax consequences described therein to the extent relevant to the issuance of the US$ Notes.

To the Addresses Listed on

Schedule A Attached Hereto

October 11, 2012

*            *             *

Except as set forth above, we express no other opinion. This opinion is furnished to you in connection with the transaction described herein and is not to be relied upon for any other purpose or by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to a Form 8-K filed in connection with the Prospectus and to the references to Skadden, Arps, Slate, Meagher & Flom LLP under the headings “United States Federal Income Tax Matters” and “Legal Matters” in the Preliminary Prospectus and the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP

Schedule A

J.P.Morgan Securities LLC

as an Underwriter and as

Representative of the Underwriters

Macquarie Bank Limited

Macquarie Leasing Pty Limited

Macquarie Securities Management Pty Limited

Perpetual Trustee Company Limited

P.T. Limited